UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2004

NATIONAL WINE & SPIRITS, INC.

(Exact name of registrant as specified in its charter)

Indiana	333-74589	35-2064429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 West Morris Street, P.O. Box 1602 Indianapolis, Indiana	46206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 636-6092

Item 5. Other Events

On January 6, 2004, National Wine & Spirits, Inc. (the “Company”) issued a press release announcing that the Company had modified certain terms of the strategic partnership between the Company and Glazer’s Wholesale Drug Company (“Glazer”) related to the Company’s operations in the State of Illinois.

While Glazer and the Company formerly shared profits and losses of the Illinois wine and spirits distribution business equally, under the new terms of the alliance, Glazer has committed to fund eighty percent (80%) of operating losses and receive eighty percent (80%) of operating profits effective as of December 1, 2003. The Company will fund twenty percent (20%) of any such losses and receive twenty percent (20%) of any such profits. Day-to day management of the Illinois business will now be the responsibility of Glazer, subject to certain rights and protective provisions in favor of the Company. Under the new terms of the alliance, ownership of the Illinois operation or the Company’s Illinois operating assets has not changed, and neither party has the present right to buy or cause the sale of the other party’s interest in the alliance or the Company’s Illinois operating assets. However, at any time after July 31, 2004, if certain conditions are met, Glazer may purchase the Company’s Illinois assets for a purchase price based upon 80% of the then current net assets of the Company’s Illinois operating company and a 20% equity interest in the successor Illinois organization.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

The following exhibits are filed as a part of this report:

99.1         Press Release dated January 6, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL WINE & SPIRITS, INC. (Registrant)

Date: January 6, 2004	By:	/S/ JAMES E. LACROSSE James E. LaCrosse Chairman, President, Chief Executive Officer and Chief Financial Officer